Filed Pursuant to Rule 433
Registration Nos. 333-126726
333-126726-01
SHELL INTERNATIONAL FINANCE B.V.
4.950% Guaranteed Notes due 2012
Guaranteed as to the Payment of Principal and Interest by
ROYAL DUTCH SHELL PLC
Pricing Terms Sheet
March 19, 2007

Issuer	Shell International Finance B.V.
Guarantor	Royal Dutch Shell plc
Ratings	Aa1/AA (Moody’s/S&P)
Format	SEC Registered
Size	$500,000,000
Trade Date	March 19, 2007
Settlement Date	March 22, 2007
Maturity	March 22, 2012
Callable	Make-whole at Treasury Rate + 10 bps, Tax Call
Interest Payment Dates	March 22 and September 22
First Payment Date	September 22, 2007
Pricing Benchmark	4.625% due February 15, 2012
Spread to Benchmark	+ 48 bps
Yield to Maturity	4.971%
Coupon	4.950%
Price	99.908%
Day Count	30/360
Minimum Denomination	$1,000 and increments of $1,000
Listing	Listing to be applied for on NYSE
Ranking	Senior
Bookrunners	Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated
Billing and Delivering	Morgan Stanley & Co. Incorporated
CUSIP	822582 AB8
ISIN	US822582AB83
The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at 1-866-471-2526 or Morgan Stanley on 1-866-718-1649.

SHELL INTERNATIONAL FINANCE B.V.
5.200% Guaranteed Notes due 2017
Guaranteed as to the Payment of Principal and Interest by
ROYAL DUTCH SHELL PLC
Pricing Terms Sheet
March 19, 2007

Issuer	Shell International Finance B.V.
Guarantor	Royal Dutch Shell plc
Ratings	Aa1/AA (Moody’s/S&P)
Format	SEC Registered
Size	$750,000,000
Trade Date	March 19 2007
Settlement Date	March 22 2007
Maturity	March 22, 2017
Callable	Make-whole at Treasury Rate + 15 bps, Tax Call
Interest Payment Dates	March 22 and September 22
First Payment Date	September 22, 2007
Pricing Benchmark	4.625% due February 15, 2017
Spread to Benchmark	+ 68 bps
Yield to Maturity	5.243%
Coupon	5.200%
Price	99.669%
Day Count	30/360
Minimum Denomination	$1,000 and increments of $1,000
Listing	Listing to be applied for on NYSE
Ranking	Senior
Bookrunners	Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated
Billing and Delivering	Morgan Stanley & Co. Incorporated
CUSIP	822582 AC6
ISIN	US822582AC66
The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at 1-866-471-2526 or Morgan Stanley on 1-866-718-1649.

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